MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Adtomize, Inc. (A Development Stage Company), of our report dated April 25, 2008 on our audit of the financial statements of Adtomize, Inc. (A Development Stage Company) as of March 31, 2008 and the related statements of operations, stockholders’ equity and cash flows for the period from inception (July 31, 2007) to March 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
May 7, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501